UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2006

ALTEON INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16043 (Commission File Number)	13-3304550 (IRS Employer Identification No.)
6 Campus Drive
Parsippany, New Jersey 07054
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (201) 934-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
(b)  On February 1, 2006, the Registrant announced that Judith Hedstrom had resigned from her position as Chief Operating Officer of the Registrant, effective January 31, 2006. A copy of the press release announcing Ms. Hedstrom’s resignation is attached to this Current Report on Form 8-K as Exhibit 99.1.
     Pursuant to her employment agreement with the Registrant, Ms. Hedstrom will continue to receive her base salary for a period of twelve (12) months following the termination of her employment. Additionally, Ms. Hedstrom will continue to be entitled to receive benefits upon a change in control of the Registrant, including payment of an amount equal to her base salary payable each month for a period of twelve (12) months following the change in control. Ms. Hedstrom may elect to receive this payment, if it is made, in a lump sum, subject to a discount equal to the then applicable federal rate. Ms. Hedstrom may provide ongoing consulting services to the Registrant from time to time, although the terms and conditions of such arrangement have not been agreed upon at this time.
ITEM 8.01 OTHER EVENTS
     On February 1, 2006, the Registrant also announced that it plans to pursue development of lead compound alagebrium in high potential cardiovascular indications such as heart failure, after recent data presented at the American Heart Association Scientific Sessions in November 2005 demonstrated continued positive results of alagebrium in patients with cardiovascular disease. Additionally, the Registrant announced that it has withdrawn an IND from the Reproductive and Urologics Division of the FDA for its Phase 2a study of alagebrium in erectile dysfunction. The Registrant also confirmed that it has engaged Burrill & Company to assist in developing and identifying options designed to diversity the Registrant’s portfolio of product candidates and to enhance the ability to raise financing in the future.
     The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibit.

99.1 Press Release dated February 1, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEON INC.
Dated: February 6, 2006
/s/ Kenneth I. Moch
Kenneth I. Moch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 1, 2006.